Exhibit 10.29

EXECUTION COPY

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”), dated effective as of September 23, 2011 (the “Effective Date”), is made by and between Liberty Media Corporation, a Delaware corporation f/k/a Liberty CapStarz, Inc., f/k/a Liberty Splitco, Inc. (the “Company”), and Gregory B. Maffei (the “Executive”).

RECITALS

A.Pursuant to a Contribution Agreement dated as of September 22, 2011, the Executive Employment Agreement dated as of December 17, 2009 (the “Assigned Executive Employment Agreement”) between the Executive and Liberty Media Corporation, a Delaware corporation now known as Liberty Interactive Corporation (“Liberty Interactive”) was assigned to, and assumed by, the Company. At the time of such assignment, the Company was an indirect wholly-owned subsidiary of Liberty Interactive.

B.On the Effective Date, Liberty Interactive redeemed (1) all outstanding shares of Liberty Media Corporation Series A Liberty Capital Common Stock (“LCAPA Stock”) for shares of Splitco Series A Splitco Capital Common Stock (“Splitco CAPA Stock”), (2) all outstanding shares of Liberty Media Corporation Series B Liberty Capital Common Stock for shares of Splitco Series B Splitco Capital Common Stock, (3) all outstanding shares of Liberty Media Corporation Series A Liberty Starz Common Stock (“LSTZA Stock”) for shares of Splitco Series A Splitco Starz Common Stock (“Splitco STZA Stock”), and (4) all outstanding shares of Liberty Media Corporation Series B Liberty Starz Common Stock for shares of Splitco Series B Splitco Starz Common Stock. The foregoing redemptions and the resulting separation of the Company from Liberty Interactive is referred to in this Agreement as the “Split-off.”

C.On the Effective Date, as contemplated by the Reorganization Agreement dated as of August 30, 2011 between Liberty Interactive and the Company (the “Reorganization Agreement”), (1) each outstanding option held by the Executive to acquire shares of LCAPA Stock (the “Old LCAPA Options”) was converted, automatically, into an option award to acquire a corresponding number of shares of Splitco CAPA Stock (“Splitco CAPA Options”), (2) each outstanding option held by the Executive to acquire shares of LSTZA Stock (the “Old LSTZA Options”) was converted, automatically, into an option award to acquire a corresponding number of shares of Splitco STZA Stock (“Splitco STZA Options”), (3) each other outstanding LCAPA Stock Award held by Executive was converted, automatically, into an award covering a corresponding number of shares of Splitco CAPA Stock and (4) each other outstanding LSTZA Stock Award held by Executive was converted, automatically, into an award covering a corresponding number of shares of Splitco STZA Stock.

D.The Company has determined that it is in the best interests of the Company and its stockholders to employ the Executive as its President and Chief Executive Officer. The Company and the Executive desire to amend and restate in its entirety the Assigned Executive Employment Agreement on the terms and conditions set forth in this Agreement.

E.The Company wishes to assure itself of the services of the Executive for the period hereinafter provided, and the Executive is willing to be employed by the Company for said period, upon the terms and conditions provided in this Agreement.

F.Effective as of the Effective Date, the Executive and Liberty Interactive are entering into a separate agreement with respect to outstanding equity awards of Liberty Interactive held by the Executive that were not converted pursuant to the Split-off (the “Agreement Regarding LINTA Equity Awards”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive agree as follows:

1.	Definitions.

(a)“Affiliate” means any Person Controlling, Controlled by or under common Control with the Company; and “Control” (including the correlative terms “Controlling” and “Controlled”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Liberty Interactive is not an “Affiliate” of the Company as of the Effective Date.

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” means: (i) the Executive's willful failure to follow the lawful instructions of the Board (other than due to Disability); (ii) the commission by the Executive of any fraud, misappropriation or misconduct that causes demonstrable material injury to the Company or any Affiliate; (iii) the Executive's conviction of, or plea of guilty or nolo contendere to, a felony; or (iv) the Executive's failure to comply in any material respect with this Agreement or any other agreement between the Executive, on the one hand, and the Company or any Affiliate, on the other, if such failure results in demonstrable material injury to the Company or any Affiliate. Notwithstanding anything contained herein to the contrary, the Executive's employment may not be terminated for Cause pursuant to clause (i), (ii) or (iv) above unless (A) the decision is made by a majority of the Board at a Board meeting where the Executive and his counsel had an opportunity to be heard on at least ten days' prior written notice; (B) the Company provides the Executive with written notice of the Board's decision to terminate the Executive's employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (C) if such act or failure to act is capable of being cured, the Executive fails to cure any such act or failure to act to the reasonable satisfaction of the Board within ten days after such notice.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was legal, proper, and in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d)“Change in Control” means, with respect to the period following the Effective Date (i) any merger, consolidation or share exchange to which the Company is a party as a result of which Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the surviving corporation ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or share exchange, (ii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of (1) the Company or (2) the Company's Subsidiaries, taken as a whole, (iv) at any time during any period of two consecutive years beginning on or after the Effective Date, individuals who at the beginning of such period were members of the Board (“Original Directors”) and new directors, if any, whose election or nomination for election to the Board was recommended or approved by a majority of the Original Directors and the new directors whose nomination had previously been so approved, cease for any reason to constitute a majority of the then incumbent members of the Board, (v) any transaction (or series of related transactions) in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any of its Subsidiaries, any employee benefit plan sponsored by the Company or any of its Subsidiaries, any Exempt Person (as defined in the Company's 2011 Incentive Plan, as in effect as of the date hereof) or any member of the Malone Group (as defined in Section 5(c)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company's securities) or (vi) a spin-off, split-off, split-up or other similar event or events (each, a “Spin Transaction”), either in a single transaction or in a series of related or unrelated transactions (provided that such related or unrelated transactions occur during a period of 24 consecutive months), pursuant to which assets of the Company or of one or more of its Subsidiaries having either a fair market value (as determined in the good faith reasonable judgment of the Board) or book value equal to 40% or more of the total fair market value or book value of the assets of the Company and its Subsidiaries (taken as a whole) are directly or indirectly transferred or distributed by dividend or otherwise, excluding any Spin Transaction in which (A) the Executive is appointed as the chief executive officer of the separate publicly-traded entity that is the subject of such Spin Transaction, whether or not he elects to accept such appointment, and (B) any equity-based awards previously granted by the Company to the Executive are adjusted in a manner that (1) preserves the intrinsic value of such option or similar right (or, in the case of the grant of a new option or similar right, preserves the intrinsic value of the option or similar right in respect of which such new option or similar right is granted) and (2) complies with, or is exempt from, Section 409A of the Code. For the purpose of calculating whether the 40% threshold described in clause (vi) of the preceding sentence has been reached or exceeded in a series of two or more transactions, the following calculation will apply:

X    =     40 - P
100 - P
where

X	= percentage of book or fair market value, as applicable, required to reach the 40% threshold as of the date of the second or any subsequent transaction; and

P
=    percentage of book or fair market value, as applicable, disposed of in all prior spin-off, split-off, split-up or other similar events to which clause (vi) applies, determined as of the date of each such transaction.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Common Stock” means each or any (as the context may require) series of the Company's common stock.

(g)“Disabled” or “Disability” means the Executive's inability to substantially perform his duties to the Company due to physical or mental impairment for six consecutive months and, within 30 days after a notice of termination is given to the Executive, the Executive has not returned to work. Notwithstanding the foregoing, the Executive will not be considered Disabled unless the Executive is also “disabled,” as such term is defined under Section 409A(a)(2)(C) of the Code.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto.

(i)“Fundamental Corporate Event” means a corporate event which results in a change to the number or type of shares of stock subject to an Existing Equity Award, including a stock dividend, stock split, reverse stock split, reclassification, recapitalization, reorganization, split-up, spin-off, combination, share exchange, merger, consolidation or similar corporate event.

(j)“Good Reason” means the occurrence of any of the following events:

(i)the failure of the Company to appoint the Executive to, or to permit him to remain in, the positions set forth in Section 3, if that failure is not cured within 10 days after written notice;

(ii)the assignment by the Company to the Executive of duties materially inconsistent with his status as the chief executive officer of a publicly-traded company or any material diminution in the Executive's duties and/or responsibilities, reporting obligations, titles or authority, as set forth in Section 3, if that inconsistency or diminution is not cured within 10 days after written notice;

(iii)a reduction by the Company of the Executive's Base Salary or Target Bonus (it being acknowledged that the Company will have no obligation to actually award any bonus);

(iv)the Company's failure to provide any payments or employee benefits required to be provided to the Executive and continuation of that failure for 10 days after written notice;

(v)any purported termination by the Company of the Executive's employment for Cause which is not substantially effected pursuant to the procedures described in Section 1(c);

(vi)a Change in Control; provided that the Executive may exercise his right to terminate his employment for Good Reason pursuant to this Section 1(j)(vi) only during the 30-day period that commences 90 days after the occurrence of such Change in Control;

(vii)any material breach of the Agreement or any other agreement between the Executive, on the one hand, and the Company or any Affiliate, on the other, by the Company or any Affiliate, if not cured within 10 days after written notice; and/or

(viii)a failure of the Company to have any successor to the Company assume in writing the Company's obligations under the Agreement, if not cured within 10 days after written notice.
Notwithstanding the foregoing, Good Reason will not be deemed to exist unless the Executive gives the Company notice within 120 days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason.

(k)“LINTA Equity Awards” means the Liberty Interactive equity awards covered by the Agreement Regarding LINTA Awards and any other restricted stock, options or other equity or equity derivatives issued or granted to the Executive after the Effective Date by Liberty Interactive or its Subsidiaries.

(l)“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

(m)“Separation” means the Executive's “separation from service” from the Company as defined in Treasury Regulation Section 1.409A-1(h).

(n)“Separation from Liberty Interactive” means the Executive's “separation from service” from Liberty Interactive as defined in Treasury Regulation Section 1.409A-1(h).

(o)“Subsidiary” means, with respect to any Person, any other Person Controlled by that Person.

2.Employment Period. The Company will employ the Executive and the Executive accepts such employment for the period beginning on the Effective Date and, unless earlier terminated upon the Executive's Separation, ending December 31, 2014 (the “Employment Period”).

3.Title, Position and Duties.

(a)Title and Reporting.    During the Employment Period, the Executive will be employed as the Company's President and Chief Executive Officer, and he will report solely and directly to the Board. All other employees of the Company and its Affiliates (other than the Chairman of the Board, if the Chairman of the Board is an employee of the Company) will report to the Executive or his designees.

(b)Board Position. The Executive will continue to serve as a member of the Board immediately following the Effective Date and, so long as there is an Executive Committee of the Board, will be entitled to serve on such committee for so long as the Executive serves on the Board. Throughout the Employment Period, the Company will nominate and recommend to the stockholders of the Company that the Executive be elected to the Board at each of the Company's annual meetings during the Employment Period.

(c)Duties.     In his capacity as President and Chief Executive Officer, the Executive will perform such duties during the Employment Period as are consistent with his title and position as President and Chief Executive Officer of a publicly-traded company, it being acknowledged that the duties performed by the Executive, and the level of management authority and responsibility that the Executive had immediately preceding the Effective Date as the President and Chief Executive Officer of Liberty Interactive are consistent with the title and position as President and Chief Executive Officer of a publicly traded company. No other employee of the Company will have authority or responsibilities that are equal to or greater than those of the Executive (other than the Chairman of the Board, if the Chairman of the Board is an employee of the Company). Notwithstanding the foregoing, the Executive will not be required to perform any duties or responsibilities which would be likely to result in non-compliance with, or a violation of, any applicable law or regulation.
(d)Time and Effort. The Executive will devote his efforts and abilities, and substantially all his business time, to the performance of his duties to the Company; provided that he will, to the extent the same does not substantially interfere with the performance of his duties hereunder, be permitted to: (i) serve on corporate and civic boards and committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iii) manage personal and family investments; provided further, that notwithstanding anything contained herein to the contrary, the Executive is permitted to continue in the employ and service of Liberty Interactive and its Subsidiaries and the Executive's devotion of his business and other time to such employment and service shall not in any way be deemed to breach this Agreement or any other agreement between the Executive and the Company or any Affiliate or to interfere with the performance of his duties hereunder. It is expressly understood and agreed that the continued conduct by the Executive of such activities, as listed on Appendix A, will not be deemed to interfere with the performance of the Executive's responsibilities hereunder.

4.Salary, Bonus, Benefits, Expenses and Equity Grants.

(a)Salary. For calendar year 2011, the Executive's base salary is $1,575,000 per annum (the “Base Salary”). The Base Salary will be increased annually by the Company on each January 1 occurring during the Employment Period, to 105% of the Base Salary paid to the Executive in the prior calendar year. The term “Base Salary” as used in this Agreement will refer to the Base Salary as it may be so increased.

(b)Bonus. For calendar year 2011 and each subsequent calendar year during the Employment Period, the Executive will be eligible to receive a target bonus of 200% of the Executive's Base Salary for such year (the “Target Bonus”). Any bonus paid to the Executive by Liberty Interactive for calendar year 2011 or any subsequent calendar year during the Employment Period will reduce the amount of the bonus that the Executive is eligible to receive from the Company under this Section 4(b). The bonus, if any, payable with respect to services performed in any calendar year will be paid prior to March 15th of the year following the year to which such service relates. The Executive acknowledges that payment of any bonus to the Executive may be made subject to the achievement of one or more Performance Objectives (as defined in the Company's 2011 Incentive Plan, as in effect as of the date hereof) established in good faith by the Board or a committee thereof.

(c)Benefits. During the Employment Period, the Executive, and his dependents, if applicable, will be entitled to participate in and be covered on the same basis as other senior executives of the Company, under all employee benefit plans and programs of the Company, including without limitation vacation, retirement, health insurance and life insurance.

(d)Vacation. During the Employment Period, the Executive will be entitled to paid vacation and/or paid time off in accordance with the plans, policies, programs and practices of the Company provided generally to other senior executives of the Company.

(e)Perquisites. During the Employment Period, the Company will provide the Executive with those perquisites and other personal benefits provided by the Company from time to time to its other senior executive officers during the Employment Period. In addition, during the Employment Period, the Executive will be entitled to use of aircraft owned or leased by the Company on the terms and conditions (except as otherwise provided in Section 5(b) and Section 5(c)) set forth in the letter agreement dated February 22, 2008, between the Company (as assignee of Liberty Interactive) and the Executive.

(f)Business Expenses. The Company will promptly pay or reimburse the Executive for reasonable expenses incurred in connection with the Executive's employment in accordance with the Company's standard policies and practices as in effect from time to time.

(g)Code Section 409A Timing of Reimbursements. All reimbursements under this Agreement, including without limitation Section 4(f), will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred (or as may be later provided in Section 10(g)). Additionally, reimbursements or in-kind benefits made or provided to the Executive during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year and no such reimbursements or in-kind benefits will be subject to liquidation or exchange for another benefit.

(h)Equity Grants. On December 17, 2009, Liberty Interactive granted to the Executive options to acquire: (a) 760,000 shares of LSTZA Stock (the “Original LSTZA Options”), (b) 8,743,000 shares of Liberty Media Corporation Series A Liberty Interactive common stock (the “Original LINTA Options”) and (c) 1,353,000 shares of LCAPA Stock (the “Original LCAPA Options” and, together with the Original LSTZA Options and the Original LINTA Options, the “Original Options”). The Original LCAPA Options and the Original LSTZA Options were converted into Splitco CAPA Options and Splitco STZA Options, respectively, pursuant to the Split-off and are referred to collectively as the “Converted Original Options.” The Company hereby represents that the conversion of the Old LCAPA Options and the Old LSTZA Options into Splitco CAPA Options and Splitco STZA Options, respectively (i) preserved the intrinsic value of the Old LCAPA Options and the Old LSTZA Options and (ii) was effected in a manner that complies with, or is exempt from, Code Section 409A. Except as otherwise provided in this Section or in Section 5 or Section 6, subject to the Executive's continued employment with any of Liberty Interactive, any other Qualifying Subsidiary (as defined in the Reorganization Agreement) or any of their respective Subsidiaries (as defined in the Reorganization Agreement), or the Company or its Affiliates, 50% of the Converted Original Options of each series will vest on December 17, 2013 and the remaining 50% of the Converted Original Options of each series will vest on December 17, 2014. Upon the occurrence of a Change in Control prior to the Executive's Separation (regardless of whether such Change in Control prior to the Executive's Separation occurs before or after December 31, 2014), and notwithstanding any provision to the contrary contained herein, in any equity plan, grant agreement or any other document relating to an equity award, (A) any unvested and outstanding portion of the Converted Original Options, (B) any other restricted stock, options and other equity or equity derivatives held by the Executive as of the Effective Date that were issued or granted to the Executive by the Company or which as of the Effective Date are in respect of Common Stock (including any of the same that were originally granted by Liberty Interactive but were converted in the Split-off to relate to Common Stock) (the awards described in Clauses (A) and (B) hereof, the “Existing Equity Awards” and any Existing Equity Award that is an option or similar equity derivative, an “Existing Option Award”) and that are outstanding and unvested at the time of such Change in Control, and (C) any restricted stock, option or other equity or equity derivatives that are issued after the Effective Date to the Executive by the Company or any of its Affiliates pursuant to a Fundamental Corporate Event in full or partial replacement of, as an adjustment to, or otherwise with respect to, any Existing Equity Awards (the awards described in the preceding clauses (A), (B) and (C) being referred to herein as the “Equity Awards”) and that are outstanding and unvested at the time of such Change in Control, will immediately vest in full and, with respect to any outstanding Equity Award that is an option or similar equity derivative (“Option Award”) such Option Award will be exercisable throughout the remainder of the full original term of the Option Award (determined without reference to any provision in such Option Award that reduces the exercisability of such Option Award upon the Executive's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such Option Award). Notwithstanding the foregoing, any Equity Award issued or granted to the Executive after the Effective Date by any Affiliate of the Company that is the subject of a Spin Transaction for which the Executive is appointed to serve as Chief Executive Officer after such Spin Transaction will not so vest and be exercisable, and any such Equity Award will be subject to provisions governing the vesting and exercise of such Equity Award upon termination of the Executive's employment by such Affiliate or upon a change in control of such Affiliate that are at least as favorable to the Executive in all material respects as those included in this Agreement, with such changes as may be appropriate to reflect the fact of his employment by such Affiliate. Notwithstanding the foregoing, in the event that any such Equity Award is subject to (and otherwise not exempt from) Section 409A of the Code, then such Equity Award will only vest in full if (X) such Change in Control would also be an event described in Section 409A(a)(2)(A)(v) of the Code or (Y) such vesting would not otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder). For the avoidance of doubt, the term “Equity Awards” does not include any LINTA Equity Award.

(i)Amendments to Option Agreement. The Original LCAPA Options and the Original LSTZA Options were granted to the Executive pursuant to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective February 22, 2007), and are governed by a Non-Qualified Stock Option Agreement dated as of December 17, 2009 between Liberty Interactive (then known as Liberty Media Corporation) and the Executive (the “2009 Option Agreement (2000 Plan)”). As noted above, pursuant to the Split-off, the Original LCAPA Options were converted into Splitco CAPA Options and the Original LSTZA Options were converted into Splitco STZA Options, with the effect that the issuer of such options from and after the Effective Date is the Company, not Liberty Interactive. From and after the Effective Date, the 2009 Option Agreement (2000 Plan) is hereby deemed amended with respect to the Converted Original Options to the extent necessary to reflect the terms and conditions of this Agreement, including the conversion of the Original LCAPA Options and the Original LSTZA Options effected pursuant to the Split-off. As of the date this Agreement was signed, the Company and the Executive were negotiating a form of amended and restated option agreement with respect to the Converted Original Options that includes the amendments to the Converted Original Options effected pursuant to this Agreement. Pending the execution and delivery of such amended and restated option agreement, the terms of this Agreement will control with respect to the Converted Original Options to the extent there is an inconsistency between this Agreement and the 2009 Option Agreement (2000 Plan) as modified pursuant to the Split-off.

5.Termination of Employment.

(a)Termination Due to Death. In the event of the Executive's death during the Employment Period, the Executive's estate or his legal representative, as the case may be, will receive: (i) a lump sum payment equal to any Base Salary earned but unpaid as of the date of Separation; (ii) a lump sum payment of any unpaid expense reimbursement and any amounts required by law to be paid to the Executive; (iii) a lump sum payment of any accrued but unpaid bonus for the prior year; and (iv) a lump sum payment of $7,800,000. All such payments will be made on the date that is the 45th day after the date of the Executive's Separation, unless that day is not a day on which banking institutions in Denver, Colorado are open for business (a “business day”), in which case such payments will be made on the immediately succeeding business day. Upon such Separation as a result of the Executive's death (but regardless of whether such Separation occurs before or after the expiration of the Employment Period) and notwithstanding any provision to the contrary contained herein, in any equity plan, grant agreement or any other document relating to an Equity Award, all outstanding, unvested Equity Awards will vest in full and any outstanding Option Award will be exercisable throughout the remainder of the full original term of the Option Award (determined without reference to any provision in such Option Award that reduces the exercisability of such Option Award upon the Executive's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such Option Award).

(b)Termination Due to the Executive's Disability. Upon 30 days' prior written notice to the Executive, the Company may terminate the Executive's employment due to Disability. If such event occurs during the Employment Period, the Executive or his legal representative, as the case may be, will receive: (i) a lump sum payment equal to any Base Salary earned but unpaid as of the date of Separation; (ii) a lump sum payment of any unpaid expense reimbursement and other amounts required by law to be paid to the Executive; (iii) a lump sum payment of any accrued but unpaid bonus for the prior year; and (iv) a lump sum payment of $7,800,000. All such payments will be made on the 45th day after the Separation date or, if that day is not a business day, on the next succeeding business day. In addition, for a period of 18 months following such

Separation during the Employment Period, the Executive will be entitled to: (x) continued use of the Company's aircraft (consistent with the terms of Executive's use of such aircraft during the Employment Period), (y) information technology support from the Company, as reasonably requested by the Executive and (z) continuation of such other perquisites as the Executive was entitled to receive under Section 4(e) immediately prior to such Separation. Upon such Separation due to Disability (but regardless of whether such Separation occurs before or after the expiration of the Employment Period) and notwithstanding any provision to the contrary contained herein, in any equity plan, grant agreement or any other document relating to an Equity Award, all outstanding, unvested Equity Awards will vest in full and any outstanding Option Award will be exercisable throughout the remainder of the full original term of the Option Award (determined without reference to any provision in such Option Award that reduces the exercisability of such Option Award upon the Executive's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such Option Award).

(c)Termination by the Company Without Cause or by the Executive for Good Reason.

(i)    Upon 30 days' prior written notice to the Executive, the Company may terminate the Executive's employment without Cause. Upon 30 days' prior written notice to the Company, the Executive may terminate his employment with the Company for Good Reason. If either such event occurs during the Employment Period the Executive will receive: (A) a lump sum payment equal to any Base Salary earned but unpaid as of the date of Separation; (B) a lump sum payment of any unpaid expense reimbursements and any amounts required by law to be paid to the Executive; and (C) a lump sum payment of any accrued but unpaid bonus for the prior year. All such payments will be made on the 45th day after the Separation date or, if that day is not a business day, on the next succeeding business day. In addition, for a period of 18 months following such Separation during the Employment Period, the Executive will be entitled to: (x) continued use of the Company's aircraft (consistent with the terms of Executive's use of such aircraft during the Employment Period), (y) information technology support from the Company, as reasonably requested by the Executive and (z) continuation of such other perquisites as the Executive was entitled to receive under Section 4(e) immediately prior to such Separation. Additionally, if such Separation occurs during the Employment Period, the Executive will receive a severance payment equal to $7,800,000 (the “Separation Amount”, which will be paid as follows: (X) an amount equal to 1.5 times the Executive's then current Base Salary (“Salary Continuation Amount”) will be paid in equal monthly installments over the 18 month period commencing on the first payroll period following such Separation and (Y) an amount equal to the Separation Amount less the Salary Continuation Amount will be paid to the Executive in a lump sum on the date prescribed by the fourth sentence of this Section.

(ii)    Upon such Separation pursuant to Section 5(c)(i) (but regardless of whether it occurs before or after December 31, 2014) and notwithstanding any provision to the contrary herein or in any equity plan, grant agreement or other document relating to an Equity Award, all of the outstanding, unvested Converted Original Options and all other outstanding, unvested Equity Awards (other than any Equity Award granted or issued to the Executive after the Effective Date by any Affiliate for which the Executive continues to serve as Chief Executive Officer after termination of his employment with the Company) will vest in a percentage equal to a fraction the numerator of which is the total combined number of days the Executive was employed by Liberty Interactive, any Qualifying Subsidiary (as defined in the Reorganization Agreement), any of their respective Subsidiaries (as defined in the Reorganization Agreement) the Company or its Affiliates (without duplication) during the vesting period associated with such Equity Award to and including the date of the Executive's Separation plus 548, and the denominator of which is the entire vesting term of such Equity Award (in days). The foregoing will not apply to the Existing Equity Awards if the Executive makes a “Vesting Continuation Election” for such awards as described in Section 5(c)(iii).

(iii)    If at the time of the Executive's Separation pursuant to Section 5(c)(i), the Executive continues to be employed following such Separation by Liberty Interactive, any Qualifying Subsidiary (as defined in the Reorganization Agreement) or any of their respective Subsidiaries (as defined in the Reorganization Agreement), the Executive may elect to have all, but not less than all, of the outstanding, unvested Existing Equity Awards continue to vest as described below in Section 6. Such election (a “Vesting Continuation Election”) shall be made if at all by giving written notice to the Company within 60 days following the date of the Executive's Separation pursuant to Section 5(c)(i). If the Executive makes a Vesting Continuation Election, vesting of the outstanding, unvested Existing Equity Awards following the Executive's Separation shall be governed by Section 6.

(iv)    Notwithstanding Section 5(c)(ii) and Section 5(c)(iii), if (A) the members of the Malone Group (as defined below) cease to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, securities of the Company representing at least 20% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (such percentage to be calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company's securities) and (B) within the period beginning 90 days before and ending 210 days after the date the condition prescribed in the foregoing clause (A) is satisfied (the “Malone Termination Period”), there shall occur a Separation by the Company without Cause or a Separation by the Executive for Good Reason (regardless of whether it occurs before or after December 31, 2014), then all of the outstanding, unvested Converted Original Options and all other outstanding, unvested Equity Awards (other than any Equity Award granted or issued to the Executive after the Effective Date by any Affiliate for which the Executive continues to serve as Chief Executive Officer after termination of his employment with the Company) will vest in full. The “Malone Group” means John C. Malone, his spouse, his children and other lineal descendents or any trust, foundation or other Person established by a member of the Malone Group for the benefit of one or more members of the Malone Group or for a charitable purpose. Subject to Section 5(d) and Section 5(e), any vested Option Awards, including without limitation any Option Award that vested pursuant to the two immediately preceding sentences or the immediately following sentence, will remain exercisable throughout the remainder of the full original term of the Option Award (determined without reference to any provision in such Option Award that reduces the exercisability of such Option Award upon an individual's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such Option Award). Any Equity Awards granted or issued to the Executive after the Effective Date by any Affiliate of the Company which do not become vested and, if applicable, exercisable, pursuant to this Section 5(c) by reason of the Executive's appointment as Chief Executive Officer of such Affiliate shall become vested and, if applicable, exercisable upon his termination of employment for Good Reason or without Cause from such Affiliate in a percentage equal to (i) in the case of such a termination during the Malone Termination Period, 100% or (ii) in the case of such a termination not during the Malone Termination Period, a fraction, the numerator of which is the total combined number of days the Executive was employed by Liberty Interactive, any Qualifying Subsidiary (as defined in the Reorganization Agreement), any of their respective Subsidiaries (as defined in the Reorganization Agreement), the Company and its Affiliates (without duplication) during the vesting period associated with such Equity Award to and including the date of such Separation plus 548, and the denominator of which is the entire vesting term of such Equity Award (in days) (provided that the “Malone Termination Period” will be defined (for the purposes of this sentence) by substituting for “the Company” the Affiliate of the Company for which the Executive is appointed to serve as Chief Executive Officer and “Cause” and “Good Reason” shall be interpreted and applied in a manner that reflects the Executive's employment by such Affiliate, rather than by the Company).

(d)Termination For Cause. Subject to the provisions of Section 1(c), the Company may terminate the Executive's employment for Cause. In such event, the Executive will receive: (i) a lump sum payment equal to any Base Salary earned but unpaid as of the date of Separation; and (ii) a lump sum payment of any unpaid expense reimbursements and any amounts required by law to be paid to the Executive. All such payments will be made on the 45th day after the Separation date or, if that day is not a business day, on the next succeeding business day. Additionally, upon such Separation all unvested Equity Awards will be forfeited and all vested, unexercised Equity Awards that are options or similar rights will cease to be exercisable 90 days after the Separation date (but in no event after the stated term of such option or similar right has expired); provided, that if a Separation for Cause occurs after December 31, 2014, any vested, unexercised Converted Original Options will remain exercisable throughout the remainder of the full original term of such options (determined without reference to any provision in such Converted Original Option that reduces the exercisability of such option upon an individual's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such Converted Original Option); provided further, that if such Separation occurs after a Change in Control has occurred, all vested Option Awards outstanding at the time of such Separation that, pursuant to such Change in Control, previously became exercisable throughout the remainder of the full original term of such options will remain exercisable throughout the remainder of the full original term of such options (determined without regard to any provision in such Option Award that reduces the exercisability of such Option Award upon the individual's termination of employment with the Company or its Affiliates).

(e)Termination Without Good Reason. Upon 30 days' prior written notice to the Company, the Executive will have the right to terminate his employment without Good Reason or any reason at all. In such event, the Executive will receive: (i) a lump sum payment equal to any Base Salary earned but unpaid as of the date of Separation; (ii) a lump sum payment of any accrued but unpaid bonus for the prior year; and (iii) a lump sum payment of any unpaid expense reimbursements and any amounts required by law to be paid to the Executive. All such payments will be made on the 45th day after the Separation date or, if that day is not a business day, on the next succeeding business day. Additionally, upon such Separation all unvested Equity Awards will be forfeited and all outstanding, vested, unexercised Equity Awards that are options or similar rights will cease to be exercisable 90 days after the Separation date (but in no event after the stated term of such option or similar right has expired); provided, that if a Separation without Good Reason occurs after December 31, 2014, any outstanding, vested, unexercised Converted Original Options will remain exercisable throughout the remainder of the full original term of such options (determined without reference to any provision in such Converted Original Option that reduces the exercisability of such option upon an individual's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such Converted Original Option); provided further, that if such Separation occurs after a Change in Control has occurred, all vested Option Awards outstanding at the time of such Separation that, pursuant to such Change in Control, previously became exercisable throughout the remainder of the full original term of such options will remain exercisable throughout the remainder of the full original term of such options

(determined without regard to any provision in such Option Award that reduces the exercisability of such Option Award upon the individual's termination of employment with the Company or its Affiliates).
(f)Specified Employee. Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits under Section 5 by reason of his Separation other than as a result of his death, (ii) the Executive is a “specified employee” with respect to the Company within the meaning of Section 409A of the Code for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit were to commence within six months after a termination of the Executive's employment, then such payment or benefit required under Section 5 will instead be paid as provided in this Section 5(f). Each severance payment contemplated under this Section 5 will be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Such payments or benefits which would have otherwise been required to be made over such six month period will be paid, without interest, to the Executive in one lump sum payment or otherwise provided to the Executive on the first business day that is six months and one day after the termination of the Executive's employment. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth above. For purposes of this Agreement, all references to “Separation,” “termination of employment” and other similar language will be deemed to refer to the Executive's “separation from service” with the Company as defined in Treasury Regulation Section 1.409A-1(h), including, without limitation, the default presumptions thereof.

(g)Full Settlement; No Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Affiliate may have against the Executive. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

(h)Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive's continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or an Affiliate and for which the Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or an Affiliate at or subsequent to a Separation will be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

6.Vesting Continuation Election. Notwithstanding anything contained herein or any equity plan, grant agreement or other document relating to an Existing Equity Award to the contrary, the provisions of this Section 6 will apply to the Existing Equity Awards if (i) the Executive's Separation occurs pursuant to Section 5(c)(i) and a Change in Control did not occur prior to such Separation, (ii) Section 5(c)(iv) is not applicable, (iii) the Executive timely makes a Vesting Continuation Election and (iv) the Executive is employed by Liberty Interactive, any Qualifying Subsidiary (as defined in the Reorganization Agreement) or any of their respective Subsidiaries (as defined in the Reorganization Agreement) immediately following such Separation.

(a)General Vesting. Except as otherwise provided below in this Section 6, subject to the Executive's continued employment with any of Liberty Interactive, any Qualifying Subsidiary (as defined in the Reorganization Agreement) or any of their respective Subsidiaries (as defined in the Reorganization Agreement), (i) 50% of the Converted Original Options will vest on December 17, 2013, (ii) the remaining 50% of the Converted Original Options will vest on December 17, 2014 and (iii) all other Existing Equity Awards will vest and become exercisable in accordance with the applicable equity award agreements.

(b)Termination with Liberty Interactive by Reason of Death or Disability. Upon the Executive's Separation from Liberty Interactive by reason of his death or due to his disability in accordance with Section 4(a) or Section 4(b) of the Agreement Regarding LINTA Equity Awards, and notwithstanding any provision to the contrary contained herein, in any equity plan, grant agreement or any other document relating to an Existing Equity Award, all outstanding, unvested Existing Equity Awards will vest in full and any outstanding Existing Option Award will be exercisable throughout the remainder of the full original term of the Existing Option Award (determined without reference to any provision in such award that reduces the exercisability of such award upon the Executive's termination of employment but otherwise in accordance with the terms and conditions applicable to such Existing Option Award).

(c)Termination by Liberty Interactive Without Cause or by the Executive for Good Reason. If the Executive's Separation from Liberty Interactive occurs pursuant to Section 4(c) of the Agreement Regarding LINTA Equity Awards (Termination by Liberty Interactive without Cause or by the Executive for Good Reason), then upon such Separation from Liberty Interactive and notwithstanding any provision to the contrary herein or in any equity plan, grant agreement or other document relating to the Existing Equity Awards, all of the outstanding, unvested Existing Option Awards and all other outstanding, unvested Existing Equity Awards will vest in a percentage equal to a fraction the numerator of which is the total combined number of days the Executive was employed by Liberty Interactive, any Qualifying Subsidiary (as defined in the Reorganization Agreement), any of their respective Subsidiaries (as defined in the Reorganization Agreement), the Company or its Affiliates (without duplication) during the vesting period associated with such Existing Equity Award to and including the date of the Executive's Separation from Liberty Interactive plus 548, and the denominator of which is the entire vesting term of such Existing Equity Award (in days). Notwithstanding the foregoing, if (i) the members of the Malone Group cease to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, securities of Liberty Interactive representing at least 20% of the combined voting power of the then outstanding securities of Liberty Interactive ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (such percentage to be calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire Liberty Interactive's securities) and (ii) within the period beginning 90 days before and ending 210 days after the date the condition prescribed in the foregoing clause (i) is satisfied (the “Malone Liberty Interactive Termination Period”), the Executive's Separation from Liberty Interactive pursuant to Section 4(c) of the Agreement Regarding LINTA Equity Awards shall occur, then all of the outstanding, unvested Existing Option Awards and any other outstanding, unvested Existing Equity Awards will vest in full. Subject to Section 6(d) and Section 6(e), any vested Existing Option Awards, including without limitation any Existing Option Award that vested pursuant to this Section 6(c) will remain exercisable throughout the remainder of the full original term of such Existing Option Award (determined without reference to any provision in such award that reduces the exercisability of such award upon an individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such Existing Option Award).

(d)Termination For Cause. If the Executive's Separation from Liberty Interactive occurs pursuant to Section 4(d) of the Agreement Regarding LINTA Equity Awards (Termination for Cause), then upon such Separation from Liberty Interactive all unvested Existing Equity Awards will be forfeited and all outstanding, vested, unexercised Existing Option Awards will cease to be exercisable 90 days after the Separation from Liberty Interactive date (but in no event after the stated term of such option or similar right has expired); provided, that if such a Separation from Liberty Interactive occurs after December 31, 2014, any outstanding, vested, unexercised Converted Original Options will remain exercisable throughout the remainder of the full original term of such options (determined without reference to any provision in such Converted Original Option that reduces the exercisability of such option upon an individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such Converted Original Option); provided further, that if such Separation from Liberty Interactive occurs after a Change in Control has occurred, all vested Existing Option Awards outstanding at the time of such Separation from Liberty Interactive that, pursuant to such Change in Control, previously became exercisable throughout the remainder of the full original term of such options will remain exercisable throughout the remainder of the full original term of such options (determined without regard to any provision in such Existing Option Award that reduces the exercisability of such Existing Option Award upon an individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such Existing Option Award).

(e)Termination Without Good Reason. If the Executive's Separation from Liberty Interactive occurs pursuant to Section 4(e) of the Agreement Regarding LINTA Equity Awards (Termination without Good Reason), then upon such Separation all unvested Existing Equity Awards will be forfeited and all outstanding, vested, unexercised Existing Option Awards will cease to be exercisable 90 days after the Separation from Liberty Interactive date (but in no event after the stated term of such option or similar right has expired); provided, that if such a Separation from Liberty Interactive occurs after December 31, 2014, any outstanding, vested, unexercised Converted Original Options will remain exercisable throughout the remainder of the full original term of such options (determined without reference to any provision in such Converted Original Option that reduces the exercisability of such option upon an individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such Converted Original Option); provided further, that if such Separation from Liberty Interactive occurs after a Change in Control has occurred, all vested Existing Option Awards outstanding at the time of such Separation from Liberty Interactive that, pursuant to such Change in Control, previously became exercisable throughout the remainder of the full original term of such options will remain exercisable throughout the remainder of the full original term of such options (determined without regard to any provision in such Existing Option Award that reduces the exercisability of such Existing Option Award upon an individual's termination of employment)

(f)Change in Control. Upon the occurrence of a Change in Control prior to the Executive's Separation from Liberty Interactive, all outstanding, unvested Existing Equity Awards shall become fully vested and exercisable, and all outstanding Existing Option Awards shall remain exercisable through the remainder of the full original term (determined without regard to any provision in such Existing Option Award that reduces the exercisability of such option upon an individual's termination of employment).

7.Confidential Information. The Executive will not, during or after the Employment Period, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive's duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute the Executive's rights against the Company or its Affiliates' or to defend himself against any allegations). The Executive will also proffer to the Company, no later than the effective date of any termination of the Executive's engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive's actual or constructive possession or which are subject to the Executive's control at such time. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Affiliate of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Affiliate of the Company. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive's breach of any of his obligations under this Section). If the Executive is in breach of any of the provisions of this Section 7 or if any such breach is threatened by the Executive, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 7. The Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, the Executive will not use as a defense thereto that there is an adequate remedy at law.

8.Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by the Executive, the Company, the Executive's and the Company's respective successors and assigns and the Executive's estate, heirs and legal representatives (as applicable). The Company will require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or, by an agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9.Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:	Liberty Media Corporation, f/k/a Liberty CapStarz, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Chairman of the Board

With a copy to the Company's

counsel at:	Liberty Media Corporation, f/k/a Liberty CapStarz, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Legal Department

To the Executive:	at the address listed in the Company's personnel records

With a copy to the Executive's

counsel at:	Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: Stephen W. Skonieczny, Esq.
Telephone: (212) 698-3524
Facsimile: (212) 314-0024

10.	General Provisions.

(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)Entire Agreement. This Agreement, together with any agreement evidencing the grant of an Equity Award, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation any non-binding term sheets addressing potential provisions of this agreement. Without limiting the foregoing, the Executive acknowledges and agrees that this Agreement replaces in its entirety the Assigned Executive Employment Agreement and that Liberty Interactive has no further obligations under such agreement.

(c)No Strict Construction; headings. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d)Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

(e)Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, applied without reference to principles of conflict of laws.

(f)Legal Fees and Other Expenses. The Company will pay or reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with the review, preparation and negotiation of this Agreement, any option agreement, restricted stock award, Equity Award and/or any other agreements or plans referenced herein and any documents related thereto. Any such reimbursement will be made as soon as practicable following submission of a reimbursement request, but no later than the later of (i) the end of the year following the year during which the underlying expense was incurred or (ii) the end of the year following the year in which the Executive's right to such reimbursement arises.

(g)Compliance with Section 409A. To the extent that the provisions of Section 409A of the Code or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, the parties intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent. If, however, the Executive is liable for the payment of any tax, penalty or interest pursuant to Section 409A of the Code, or any successor or like provision (the “409A Tax”), with respect to any payments or property transfers received or to be received under this Agreement, the Assigned Executive Employment Agreement or otherwise, the Company will pay the Executive an amount (the “Special Reimbursement”) which, after payment to the Executive (or on the Executive's behalf) of any federal, state and local taxes, including, without limitation, any further tax, penalty or interest under Section 409A of the Code, with respect to or resulting from the Special Reimbursement, equals the net amount of the 409A Tax. Any payment due to the Executive under this Section will be made to the Executive, or on behalf of the Executive, as soon as practicable after the determination of the amount of such payment, but no sooner than the date on which the Company is required to withhold such amount or the Executive is required to pay such amount to the Internal Revenue Service. Notwithstanding the foregoing, all payments under this Section will be made to the Executive, or on the Executive's behalf, no later than the end of the year following the year in which the Executive or the Company paid the related taxes, interest or penalties. The Executive will cooperate with the Company in taking such actions as the Company may reasonably request to assure that this Agreement will meet the requirements of Section 409A of the Code and any regulations promulgated thereunder and to limit the amount of any additional payments required by this Section 10(g) to be made to the Executive.

(h)Amendment and Waiver. The provisions of this Agreement may be amended only by a writing signed by the Company and the Executive. No waiver by a party of a breach or default hereunder will be valid unless in a writing signed by the waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default.

(i)Withholding. All payments to the Executive or under this Agreement will be subject to withholding on account of federal, state and local taxes as required by law.

(j)Survival. This Agreement will survive a Separation or the expiration of the Employment Period and will remain in full force and effect after such Separation or expiration, but only to the extent that obligations existing as of the date of Separation or expiration have not been fully performed or by their nature would be intended to survive a Separation or expiration, including that the provisions of Sections 6, 7, 8, 9 and 10 will continue in effect in accordance with their terms. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Executive continues to be employed by the Company following December 31, 2014 such employment will be on an “at will” basis unless and until a new employment agreement is entered into. For the avoidance of doubt, the provisions of Section 5(a), Section 5(b) and Section 5(c) entitling the Executive to various cash payments and similar benefits (other than with respect to Equity Awards) upon Separation will not apply to any such Separation that occurs at or after the close of business on December 31, 2014, but he will be entitled to enforce those rights as to any such Separation that occurs prior to the close of business on December 31, 2014.

(k)Arbitration. Except as provided in Section 7, any controversy, claim or dispute arising out of or in any way relating to this Agreement (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration. Both the Executive and the Company acknowledge that they are relinquishing their right to a jury trial. The Executive and the Company agree that arbitration will be the exclusive method for resolving disputes arising out of or related to the Executive's employment with the Company.

The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration will be commenced and heard in the Denver, Colorado metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 business days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to the Company and the Executive as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees or room rental fees) will be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by the Company, provided that the Executive will be required to pay the amount of filing fees equal to that which the Executive would be required to pay to file an action in a Colorado state court. Each party will pay its own attorneys' fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.
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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Executive Employment Agreement to be effective as of the Effective Date.

LIBERTY MEDIA CORPORATION, f/k/a Liberty CapStarz, Inc.

By:     /s/ Charles Y. Tanabe
Name:          Charles Y. Tanabe
Title:         Executive Vice President
Executed:     February 23, 2012

EXECUTIVE:

/s/ Gregory B. Maffei
Gregory B. Maffei
Executed:     February 23, 2012

Appendix A
Current Permitted Activities

Chairman and stockholder, 360networks Corporation
Director, Electronic Arts
Owner, Lockerz, Inc.